Exhibit 99.1

CONTACTS
From: Tony DeFazio	For: John Bessey, President
DeFazio Communications, LLC	Phillips Edison – ARC Shopping Center REIT
tony@defaziocommunications.com	jbessey@phillipsedison.com
Ph: (484) 532-7783	Ph: (513) 619-5037

FOR IMMEDIATE RELEASE

Phillips Edison – ARC Shopping Center REIT Inc. Acquires Publix-Anchored

Shopping Center in Georgia for $11.35 Million

CINCINNATI, OH, May 2, 2012 — Phillips Edison – ARC Shopping Center REIT Inc. (“the Company”), a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers, today announced that the Company, through its joint venture, PECO-ARC Institutional Joint Venture I, LP, has closed on the acquisition of an 111,924 square foot Publix-anchored shopping center located in Brunswick, Georgia for $11.35 million, bringing the Company’s total portfolio to 10 properties, with a total acquisition purchase price of approximately $100 million.

The Village at Glynn Place is located in Brunswick, Georgia, which is recognized as one of the busiest ports on the East Coast. The largest employers in Brunswick include Southeast Georgia Health System, GSI Commerce and Gulfstream Aerospace, and the area is home to Jekyll Island and Sea Island luxury resorts. Publix Supermarkets, Inc., the No. 1 grocer in southern Georgia by market share, anchors the property with a 56,000 square foot lease, with over 10 years remaining on the lease term. The 111,924 square foot property is 96.7 percent occupied. Including the Publix lease, approximately 81 percent of rents from the property come from national tenants, including Lendmark Financial Services, Cato Fashions, Papa John’s, Sally Beauty Supply and Goodwill Industries.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of solid national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. As of April 30, 2012, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed a quality retail portfolio consisting of 10 grocery-anchored shopping centers totaling 829,123 square feet. For more information on the company, please visit the website at www.phillipsedison-arc.com.

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